News Release

Integra Bank Corporation Receives Initial Nasdaq Delisting Notification

EVANSVILLE, INDIANA – July 2, 2010 – Integra Bank Corporation (Nasdaq: IBNK) announced today that the Company received a letter from The Nasdaq Stock Market indicating that effective July 2, 2010, the Company is not in compliance with Marketplace Rule 5450(a)(1) (the “Bid Price Rule”) because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days.  Under Rule 5810(c)(3)(A), the Company will be provided a grace period of 180 calendar days, or until December 29, 2010, in which to regain compliance with the Bid Price Rule.  Compliance can be achieved, if during the grace period, the Company’s stock price closes at $1.00 per share or more for a minimum of ten consecutive business days.

Should the Company not regain compliance with the Bid Price Rule prior to the expiration of the grace period, it will receive written notification from Nasdaq that its securities are subject to delisting.  The Company may appeal the delisting determination to a Hearings Panel.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.  To avail itself of this alternative, the Company will need to submit an application to transfer its securities from The Nasdaq Global Market to The Nasdaq Capital Market.   If the application is approved, Nasdaq will notify the Company that it has been granted an additional 180 calendar day grace period.

During the grace period, the Company’s stock will continue to be listed and traded on The Nasdaq Global Market under the symbol “IBNK”.

In May 2010, the Company’s shareholders authorized management to execute a reverse stock split if it determines that such action would be in the best interests of the Company.  The Company has no current plans to use this authorization in the immediate future.  A reverse stock split could increase the Company’s stock price over $1.00 per share thereby complying with the Bid Price Rule, but there is no assurance that the Company would remain in compliance in the future.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of March 31, 2010, Integra had $2.9 billion in total assets and today operates 64 banking centers and 114 ATMs at locations in Indiana, Kentucky, Illinois and Ohio.  Integra Bank Corporation's common stock is listed on the Nasdaq Global Market under the symbol IBNK.  Additional information may be found at Integra's web site, www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "expect," "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, including:  (1) the effects of the current unfavorable economic conditions in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to increase our regulatory capital levels and maintain adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to maintain security for confidential information in our computer systems and telecommunications network; (12) the effects of our participation in the CPP and possible changes to that program; (13) additional increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (14) our ability to comply with the terms of commitments we have made to federal banking authorities to increase capital ratios and other actions; (15) the impact of our decisions to suspend paying cash dividends on common and preferred stock and defer interest payments on our subordinated debt relating to our trust preferred securities; (16) our ability to once again comply with the minimum bid requirement necessary for our shares to be listed on the Nasdaq Stock Market; (17) our ability to execute our plans to exit the commercial real estate lending business, close all pending sales of multiple branch clusters and loan pools and reduce our cost structure; (18) our inability to use brokered deposits as a funding source or set deposit interest rates above the national market rates since we are considered adequately capitalized under regulatory guidelines; and (19) damage to our reputation that could result from adverse developments with respect to the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Integra Bank Corporation
Michael J. Alley, Chairman and CEO - 812-461-5795
Michael B. Carroll, Chief Financial Officer - 812-464-9673
Gretchen A. Dunn, Shareholder Relations - 812-464-9677

Web site:

http://www.integrabank.com